UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2005

LASALLE HOTEL PROPERTIES

(Exact name of registrant specified in its charter)

Maryland	1-14045	36-4219376
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center

Suite 1200

Bethesda, Maryland 20814

(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 941-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On August 31, 2005, LaSalle Hotel Properties (the “Company”) completed its previously disclosed pending acquisition of the Westin Copley Place in Boston, Massachusetts, for approximately $318 million, excluding expenses. Including expenses, the total investment by the Company was approximately $324 million. The Westin Copley Place is a AAA Four Diamond urban full-service hotel located in downtown Boston’s Back Bay neighborhood within two blocks of the Hynes Convention Center and less than five miles from Boston’s Logan International Airport. It has 803 guestrooms and more than 47,000 square feet of meeting and function space.

The acquisition occurred pursuant to the contribution and sale agreement entered into on August 12, 2005, among the Company, its operating partnership, LaSalle Hotel Operating Partnership, L.P., and one of its subsidiaries, LaSalle Hotel Lessee, Inc., and W. Copley Boston Corporation and SCG Copley Square LLC (“SCG”). Pursuant to the Contribution Agreement, the Company acquired all of the outstanding interests in Westban Hotel Investors, LLC, the limited liability company that indirectly holds The Westin Copley Place. The Company assumed a $210 million first mortgage loan on the property, issued to SCG approximately $58.7 million in 7.25% preferred equity in the operating partnership and funded the balance with proceeds from the Company’s August 24th public offering of its 7.5% Series D Cumulative Redeemable Preferred Shares.

At the closing, the operating partnership issued 2,348,888 partnership units to SCG. These units are a newly created series of preferred units, designated as the “7.25% Series C Cumulative Redeemable Preferred Units (liquidation preference $25 per unit).” The Series C Preferred Units are redeemable for 7.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (liquidation preference $25 per share), $.01 par value per share, of the Company.

The Contribution Agreement, the form of the Third Amendment to the Amended and Restated Agreement of Limited Partnership of the operating partnership establishing the designations, rights, powers, preferences and duties of the Series C Preferred Units, and the form of the Articles Supplementary establishing the designations, rights, powers, preferences and duties of the Series C Preferred Shares were filed with Securities and Exchange Commission on August 16, 2005, as exhibits to the Company’s Current Report on Form 8-K dated August 12, 2005. In addition, the Company filed the Articles Supplementary with the Maryland State Department of Assessments and Taxation on August 24, 2005, and the Company and SCG executed and delivered the Third Amendment on August 31, 2005 at the closing.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth under Item 2.01 of this report is incorporated herein by reference.

The $210 million loan assumed by the Company is secured by a first mortgage on the Westin Copley Hotel, has a maturity date of August 31, 2015, bears interest at an annual rate of 5.28% and has monthly interest-only payments until maturity. The loan was made by Wells Fargo Bank, N.A. to a bankruptcy remote, single-purpose limited liability company that owns the hotel. The loan, which is intended to be securitized, is non-recourse to the Company and the operating partnership, except for certain customary carve-outs to the general non-recourse liability, which carve-outs are guaranteed by the operating partnership. The loan is evidenced by documentation generally consistent with loans of similar size that are intended to be pooled in a commercial mortgage backed securities offering, including a requirement that the hotel meet and maintain a specified debt service coverage ratio. The loan also contains cash management and lock-box provisions that allow the lender to direct net income from the hotel to an account controlled by the lender to insure that items such as real estate taxes, insurance and property maintenance and improvement are adequately funded.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The information set forth under Item 2.01 of this report is incorporated herein by reference. The issuance of the Series C Preferred Units was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

The information set forth under Item 2.01 of this report is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Businesses Acquired.

The balance sheets of Westban Hotel Venture (a partnership) as of June 30, 2005 (unaudited), December 31, 2004, and 2003, and the related statements of operations, partners’ capital and cash flows for the six months ended June 30, 2005 (unaudited), and 2004 (unaudited), and for the years ended December 31, 2004, 2003, and 2002, and an Independent Auditor’s Report of KPMG LLP dated April 25, 2005, were filed with Securities and Exchange Commission on August 16, 2005, as part of the Company’s Current Report on Form 8-K dated August 12, 2005.

(b) Pro Forma Financial Information.

A pro forma consolidated balance sheet of the Company as of June 30, 2005, and pro forma consolidated statements of operations of the Company for the year ended December 31, 2004 and the six months ended June 30, 2005, relating to the acquisition of the Westin Copley were filed with Securities and Exchange Commission on August 16, 2005, as part of the Company’s Current Report on Form 8-K dated August 12, 2005.

2

(c) Exhibits.

The following exhibits are included with this report:

Exhibit 10.1	Promissory Note Secured by Leasehold Mortgage in the original principal amount of $210,000,000 made by LHO Backstreets, L.L.C. and dated as of August 30, 2005

Exhibit 10.2	Leasehold Mortgage and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing) by LHO Backstreets, L.L.C., as Mortgagor, and Mortgage Electronic Registration Systems, Inc., as Mortgagee and dated August 30, 2005

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LASALLE HOTEL PROPERTIES

Dated: September 7, 2005	BY:	/s/ HANS S. WEGER
Hans S. Weger
Executive Vice President, Treasurer and
Chief Financial Officer

4